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                                                                   EXHIBIT 10.01

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into in Chelmsford, Massachusetts by and between Brooks-PRI Automation, Inc., a Delaware corporation (the "Company") and Robert W. Woodbury, Jr. ("Executive"), as of February 26, 2003.

                                    RECITALS

         1. The Company desires to employ Executive as Senior Vice President and Chief Financial Officer of the Company upon the terms and conditions set forth herein.

         2. In consideration of the employment to be provided hereby and the amounts to be paid as provided herein, Executive desires to be employed by the Company and to agree with the Company as further provided herein.

         3. In consideration of the employment to be provided hereby and the amounts to be paid as provided herein, the Indemnification Agreement attached hereto as Exhibit A, and the Change of Control Agreement attached hereto as Exhibit B, the Executive has entered into the Executive
Non-Competition and Proprietary Information Agreement attached hereto as Exhibit C.

         For and in consideration of the mutual promises, terms, provisions and conditions contained in this Agreement, the parties hereby agree as follows:

1. Duties. Beginning on February 26, 2003 (the "Effective Date"), the Company shall employ Executive on an at will basis as Senior Vice President and Chief Financial Officer of the Company (the actual period of Executive's employment with the Company is referred to herein as the "Employment Term"). Executive shall report to the Company's President. Executive shall have such reasonable and appropriate duties as may from time to time be assigned by the President, which duties shall include, without limitation, responsibility for internal accounting and control functions. Executive shall perform the duties of such office as are provided for in the bylaws of the Company subject to the general supervision and direction of the President and the Company's board of directors (the "Board of Directors").

2. Performance. During the Employment Term, Executive shall use his business judgment, skill and knowledge for the advancement of the Company's interests and to discharge his duties and responsibilities hereunder. Executive shall perform and discharge his duties and responsibilities hereunder faithfully, diligently and to the best of his ability. Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

3.       Compensation and Benefits.

         3.1. Base Salary. During the Employment Term, as consideration for Executive's performance hereunder, the Company agrees to pay Executive a base salary of $270,000 per year

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(the "Base Salary"), payable in accordance with the normal payroll practices of the Company for its executives, and subject to federal and state tax withholding. The Base Salary shall be reviewed annually by the compensation committee of the Board of Directors (the "Compensation Committee") and adjusted as determined by the Compensation Committee (the Base Salary as adjusted from time to time shall be referred to as the "Current Base Salary").

         3.2. Annual Management Bonus. During the Employment Term, Executive shall be eligible to receive cash bonuses each year from the Company determined by the President and the Compensation Committee (the "Annual Management Bonus"). The Annual Management Bonus shall be payable based upon achievement of the Company's operating profit objectives to be agreed upon by Executive, the President and COO and approved by the Compensation Committee. The Annual Management Bonus may range from 0% to 150% of 70% of Current Base Salary and shall be reviewed at least annually by the Compensation Committee. Any such Annual Management Bonuses paid to Executive shall be in addition to the Current Base Salary.

         3.3. Option Grants. Subject to the approval of the Compensation Committee, the Company will grant Executive an option to purchase 85,000 shares of Company common stock (the "Common Stock"), effective as of the Effective Date (the "Grant"). The Grant shall be exercisable at a price equal to the closing price of the Common Stock on the Nasdaq National Market on the date the Grant is approved by the Compensation Committee. The Grant shall be subject to the terms and conditions set forth in the governing option agreement, provided that 25% of the shares that are subject to the Grant shall vest on the one year anniversary of the grant date. The remaining shares subject to the Grant shall vest at a rate of 6.25% on the last day of each three month period following the first year anniversary date of the grant, subject to the terms and conditions contained herein. For example, if the Executive had become employed on February 13, 2003 and remains employed through May 30, 2004, he will have vested in a total of 31.25% of the shares under the Grant; 25% of the shares will have vested on February 13, 2004, and 6.25% will have vested on May 13, 2004. In addition, the Company shall perform a formal review of your Long Term Incentive compensation no later than the last day of the sixth month following the Effective Date to evaluate your performance and determine whether or not an adjustment is appropriate.

         3.4. Benefits. During the Employment Term, Executive shall be eligible for participation in and shall receive all medical benefits and benefits available under the Brooks-PRI Automation, Inc. 401(k) Plan, the Company's welfare benefit plans, practices, policies and programs (including disability, salary continuance, group life, accidental death and travel accident insurance plans and programs) normally available to other senior executives.

         3.5. Business Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred or paid by him during the Employment Term in the performance of his services, subject to reasonable substantiation and documentation.

         3.6. Corporate Opportunities. During the Employment Term, Executive agrees that he will first present to the President or the Board of Directors, for acceptance or rejection on behalf of the Company, any opportunity to create or invest in any company that is or will be involved in

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providing or furnishing equipment, systems, components, products, software or services to customers in industries that the Company serves (including, without limitation, the semiconductor and flat panel display industries) that comes to his attention and in which he, or any affiliate, might desire to participate. If the Board of Directors rejects the same or fails to act thereon in a reasonable time, Executive shall be free to invest in, participate or present such opportunity to any other person or entity.

4. Employment. Nothing contained in this Agreement shall be deemed to modify or otherwise affect Executive's status as an employee at will, or any other term or condition of Executive's employment by the Company, except as expressly set forth herein.

5. Indemnification. Concurrent with the execution of this Agreement, Executive and the Company entered into the Indemnification Agreement attached hereto as Exhibit A.

6. Change of Control Agreement. Concurrent with the execution of this Agreement, Executive and the Company entered into the Change of Control Agreement attached hereto as Exhibit B.

7. Non-Competition Agreement. Concurrent with the execution of this Agreement, Executive and the Company entered into the Executive Non-Competition and Proprietary Information Agreement attached hereto as Exhibit C.

8. Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive if the Company shall hereafter effect a reorganization, consolidate with, or merge into any other entity or transfer all or substantially all of its properties or assets to any other person or entity. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, executors, administrators, heirs and permitted assigns.

9. Waiver. The waiver by any party hereto of a breach of any provision of this Agreement by any other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

10. Severability. The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.

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11.      Notices. Any notice or other communication in connection with this
Agreement shall be deemed to be delivered if in writing, addressed as provided below and actually delivered at said address:

         If to Executive, to him at the following address:

                  Robert W. Woodbury, Jr.
                  13 Plumbly Road
                  Upton, MA   01568

         If to the Company, to it at the following address:

                  Brooks-PRI Automation, Inc.
                  15 Elizabeth Drive
                  Chelmsford, MA 01824
                  Attn: Senior Vice President Human Resources

         or to such other person or address as to which either party may notify the other in accordance with this Section 11.

12. Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts.

13. Remedies. Executive acknowledges that a breach of any of the promises or agreements contained herein could result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company shall be entitled to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

14. Integration. This Agreement, the Indemnification Agreement attached hereto as Exhibit A, the Change of Control Agreement attached hereto as Exhibit B, and the Executive Non-Competition and Proprietary Information Agreement attached hereto as Exhibit C together form the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and shall supersede all prior agreements, oral discussions, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.

15. Documents and Materials. Upon termination of the Employment Term or this Agreement, or at any other time upon the Company's request, Executive will promptly deliver to the Company, without retaining any copies, all documents and other materials whether in paper or electronic form or resident on any other media, furnished to him by the Company, prepared by him for the Company or otherwise relating to the Company's business, including, without limitation, all written and tangible material in his possession incorporating any proprietary information.

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16.      Absence of Conflicting Obligations. Executive represents that he is not bound by any agreement or any other existing or previous business relationship that conflicts with or prevents the full performance of his duties and responsibilities during the Employment Term. Executive further represents that his obligations under this Agreement do not breach and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him.

17. Effect of Headings. Any title of a section heading contained herein is for convenience of reference only, and shall not affect the meaning of construction or any of the provisions hereof.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

19. Survival. Notwithstanding any provisions of this Agreement to the contrary, the obligations of Executive and the Company pursuant to Sections 5 through 18 hereof shall each survive termination of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, as of the date first above written.

                           EXECUTIVE

                           /s/ Robert W. Woodbury, Jr.
                           ---------------------------
                           Robert W. Woodbury, Jr.

                           BROOKS-PRI AUTOMATION, INC.

                           By: /s/ Edward C. Grady
                               -------------------
                               Edward C. Grady
                               President and Chief Operating Officer

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